As filed with the Securities and Exchange Commission on March 30, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STARBUCKS CORPORATION

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-1325671 (I.R.S. Employer Identification Number)

2401 Utah Avenue South
Seattle, Washington 98134
(Address of principal executive offices, including zip code)

STARBUCKS CORPORATION 2005 LONG-TERM EQUITY INCENTIVE PLAN

PAULA E. BOGGS
(executive vice president, general counsel and secretary)
Starbucks Corporation
2401 Utah Avenue South
Seattle, Washington 98134
(206) 318-5230
(Name, address and telephone number, including area code, of agent for service)

Copy to:

RICHARD B. DODD
ANNETTE ELINGER BECKER
Preston Gates & Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104-1158
(206) 623-7580

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Proposed Maximum
	Amount To Be		Offering Price Per	Aggregate Offering	Amount of
Title of Securities	Registered		Share	Price	Registration Fee
To Be Registered	(1)		(2)	(2)	(2)
Common Stock, par value $0.001 per share, under the Starbucks Corporation 2005 Long-Term Equity Incentive Plan	38,726,587	(3)	$51.92	$2,010,684,397	$236,657.55

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)	Pursuant to Rule 457(h)(i) and Rule 457(c) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated to be $51.92, based on the average of the high sales price ($52.64) and the low sales price ($51.20) per share of the Registrant’s Common Stock as reported by the Nasdaq National Market on March 24, 2005. Pursuant to Rule 457(p) under the Securities Act, the registration fee of $236,657.55 is offset by registration fees of $33,106 previously paid by Starbucks Corporation with respect to 13,241,832 unissued shares of common stock registered under (i) the Registration Statement on Form S-8 (Registration No. 333-37442) of Starbucks Corporation filed with the Securities and Exchange Commission on May 19, 2000 and (ii) the Registration Statement on Form S-8 (Registration No. 333-101806) of Starbucks Corporation filed with the Securities and Exchange Commission on December 12, 2002. Post-effective amendments to each of the foregoing Registration Statements to deregister such 13,241,832 unissued shares are being filed contemporaneously with the filing of this Registration Statement.

(3)	38,726,587 shares are to be offered and sold under the Starbucks Corporation 2005 Long-Term Equity Incentive Plan.

EXPLANATORY STATEMENT

     This Registration Statement on Form S-8 (the “Registration Statement”) relates to the registration of 38,726,587 shares of common stock, par value $0.001 per share (“Common Stock”), of Starbucks Corporation (the “Registrant”) under the Starbucks Corporation 2005 Long-Term Equity Incentive Plan (the “Plan”). The 38,726,587 shares of Common Stock being registered under this Registration Statement are comprised of: (i) 24,000,000 shares not previously registered; (ii) 9,631,783 shares previously registered for issuance under the Starbucks Corporation 1991 Company-Wide Stock Option Plan, as amended; (iii) 3,610,049 shares previously registered for issuance under the Starbucks Corporation Amended and Restated Key Employee Stock Option Plan – 1994, as amended; and (iv) 1,484,755 shares previously registered and the Starbucks Corporation Amended and Restated 1989 Stock Option Plan for Non-Employee Directors (collectively, the “Former Plans”). None of the shares being registered hereunder relating to the Former Plans may be issued under the Former Plans; such 14,726,587 shares may only be offered and sold under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Starbucks Corporation has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(i) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

     (a) The Registrant’s Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended October 3, 2004, filed with the Commission on February 18, 2005, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

     (b) All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K/A (Amendment No. 1) referred to in paragraph (a) above.

     (c) The description of the Registrant’s Common Stock contained in the Registration Statements on Form 8-A and Form 8-A/A, filed on June 18, 1992 and March 26, 2001, respectively, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. DESCRIPTION OF SECURITIES

     Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the securities that may be offered under the Plan will be passed upon for Starbucks Corporation by Preston Gates & Ellis LLP, 925 Fourth Avenue, Suite 2900, Seattle, Washington 98104. Attorneys who are partners or employed by Preston Gates & Ellis LLP who have provided advice with respect to this matter own shares of the Registrant’s Common Stock.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 23B.08.510 and 23B.08.570 of the Washington Business Corporation Act (the “WBCA”) authorize Washington corporations to indemnify directors and officers under certain circumstances against expenses and liabilities incurred in legal proceedings in which they are involved by reason of being a director or officer, as applicable. Section 23B.08.560 of the WBCA authorizes a corporation by provision in a bylaw approved by its shareholders to indemnify or agree to indemnify a director made a party to a proceeding, or obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations imposed by Sections 23B.08.510 through 23B.08.550; provided that no such indemnity shall indemnify any director from or on account of (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct of the director finally adjudged to be in violation of Section 23B.08.310 of the WBCA (which section relates to unlawful distributions) or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property or services to which the director was not legally entitled.

     Article 9 of the Registrant’s Amended and Restated Articles of Incorporation, as amended, provides that, to the fullest extent that the WBCA permits the limitation or elimination of directors’ liability, a director shall not be liable to the Registrant or its shareholders for monetary damages as a result of acts or omissions as a director. Article VIII of the Registrant’s Amended and Restated Bylaws requires the Registrant to indemnify every present or former director or officer to the fullest extent authorized by the WBCA or other applicable law against liabilities and losses incurred in connection with serving as a director or officer, as applicable, and to advance expenses of such director or officer in connection with defending any proceeding covered by the indemnity.

     The Registrant maintains directors’ and officers’ liability insurance under which the Registrant’s directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

Item 8. EXHIBITS

Exhibit Number	Description
5.1	Opinion of Preston Gates & Ellis LLP regarding legality of the Common Stock being offered.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Preston Gates & Ellis LLP (included in opinion filed as Exhibit 5.1).
24.1	Power of Attorney (see signature page).
99.1	Starbucks Corporation 2005 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Starbucks Corporation Current Report on Form 8-K filed with the Commission February 10, 2005).

Item 9. UNDERTAKINGS

     A. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 30th day of March, 2005.

STARBUCKS CORPORATION

/s/ Orin C. Smith

By:	Orin C. Smith
president and chief executive officer

POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes Howard Schultz, James Donald and Michael Casey, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all post-effective amendments to this Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on this 30th day of March, 2005.

Signature	Title

/s/ Howard Schultz	director, chairman
Howard Schultz

/s/ Orin C. Smith	director, president and chief executive officer
Orin C. Smith	(principal executive officer)

/s/ Michael Casey	executive vice president, chief financial officer and chief
Michael Casey	administrative officer (principal financial and accounting officer)

/s/ Barbara Bass	director
Barbara Bass

/s/ Howard Behar	director
Howard Behar

Signature	Title

/s/ William W. Bradley
William W. Bradley	director

/s/ Mellody Hobson
Mellody Hobson	director

/s/ Olden Lee
Olden Lee	director

/s/ Gregory B. Maffei
Gregory B. Maffei	director

/s/ James G. Shennan, Jr.
James G. Shennan, Jr.	director

/s/ Myron E. Ullman, III
Myron E. Ullman, III	director

/s/ Craig E. Weatherup
Craig E. Weatherup	director

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Preston Gates & Ellis LLP regarding legality of the Common Stock being offered.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Preston Gates & Ellis LLP (included in opinion filed as Exhibit 5.1).
24.1	Power of Attorney (see signature page).
99.1	Starbucks Corporation 2005 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Starbucks Corporation Current Report on Form 8-K filed with the Commission February 10, 2005).